Exhibit 99.1
N E W S R E L E A S E

MEDIA CONTACT
Amy Baker
VP, Corporate Communications and Marketing
MVB Bank
abaker@mvbbanking.com
844-682-2265

MVB Mortgage and Intercoastal Mortgage Company Combine to Become One of the Largest Independent Mortgage Banking Operations in the Mid-Atlantic Region

(FAIRMONT, W.Va.) July 1, 2020 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial” or “MVB”) and its wholly-owned subsidiary MVB Bank, Inc. (the “Bank”) announce that the Bank’s subsidiary Potomac Mortgage Group, Inc. (dba MVB Mortgage) has completed a combination with Intercoastal Mortgage Company (“ICMC”), a Van Metre Company. MVB Mortgage and ICMC have today, July 1, become one of the largest independently owned residential mortgage lending operations in the Mid-Atlantic Region: Intercoastal Mortgage, LLC (“ICM”).

Per the terms of the agreement, MVB Mortgage will contribute substantially all its assets and in exchange will receive common units representing 47% of the common interest of ICM, as well as $7.5 million in preferred units.

MVB will recognize its ownership as an equity method investment initially recorded at fair value. As such, the transaction increased MVB’s tangible book value by $1.40 per common share by eliminating the goodwill of $16.8 million related to the 2012 acquisition of MVB Mortgage.

“With the closing of this combination, MVB deepens our trusted partnership with one of the premier builders in the country. We know the Van Metre family is a great cultural fit with MVB, sharing the same values. Together we are now a top five lender in one of the best markets in the country, and MVB has a smaller piece of a much larger pie,” said Larry F. Mazza, CEO and President, MVB Financial Corp.

“Closing this transaction is transformational to MVB’s balance sheet and income statement in several ways. For our balance sheet, we are eliminating $16.8 million in goodwill. We are reducing reliance on wholesale funding for our loans held for sale. We are improving our margin by reducing the number of lower yielding mortgages held on our balance sheet. Regarding our income statement, we are improving our efficiency ratio. Traditional mortgage operations have a higher efficiency ratio than traditional banks. Within this newly formed structure, our efficiency ratio will trend in line with that of our peers while still earning a very positive amount of non-interest income from our 47% investment in the merged companies. This combination is just one of the strategic steps MVB has taken since the beginning of the year to build shareholder value and be ‘defensively offensive’ at a time when most banks are sitting out on the sidelines.”

In addition to this combination, in the first half of the year, MVB has completed the acquisition of the former First State Bank in Barboursville, West Virginia; the sale of MVB Bank’s Eastern Panhandle West Virginia banking centers; acquisition of Paladin, a fraud prevention company; and proactively sought and received coverage from the Kroll Bond Rating Agency.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the Bank’s subsidiaries, MVB Community Development Corporation, Chartwell Compliance and Paladin, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is one of the world’s leading specialist firms in state and federal compliance and market entry facilitation for firms entering into or expanding in North America, serving many of the most high-profile providers of the Fintech industry. For more information about MVB, please visit http://ir.mvbbanking.com.

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Forward-looking Statements

MVB Financial Corp. (the “Company”) has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “may,” “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; inability to achieve anticipated synergies; ability to successfully integrate recent mergers and acquisitions, including First State and Summit; competition; length and severity of the recent COVID-19 (coronavirus) outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.